SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                                ENCAL ENERGY LTD
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No.                             13G                     Page 2 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     The jurisdiction of organization is Canada (federally incorporated company)
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,132,546
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,132,546
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     6,132,546
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                     Page 3 of 12 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            ENCAL ENERGY

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            ENCAL ENERGY Ltd
            1800, 421 - 7th Avenue S.W.
            Calgary, Alberta T2P 4K9
            (403) 750-3300

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            1.  RT Investment Management Holdings Inc. ("RTIM")

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1.  RT Investment Management Holdings Inc.
                Royal Trust Tower, P.O. Box 97
                77 King Street West, Suite 3900
                Toronto, Ontario M5K 1G8
________________________________________________________________________________
Item 2(c).  Citizenship:


            Canada
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on
            Schedule 13G as a Qualified Institutional Investor.

Item 4.  Ownership.

     (a)  Amount beneficially owned:

          6,132,546

     (b)  Percent of class:

          6,132,546

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                N/A

          (ii)  Shared power to vote or to direct the vote
                6,132,546

          (iii) Sole power to dispose or to direct the disposition of N/A

          (iv)  Shared power to dispose or to direct the disposition of
                6,132,546


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

1. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

     N/A

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

     N/A

________________________________________________________________________________
Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 11, 2000
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Jennifer Lederman
                                        ----------------------------------------
                                                      (Signature)


                                        Jennifer Lederman/Senior
                                        Vice-President, Compliance,
                                        RT/Investment Management
                                        Holdings Inc.
                                        ----------------------------------------
                                                      (Name/Title)